Exhibit 10.31

EMPLOYMENT AGREEMENT
This EMPLOYMENT AGREEMENT (the “Agreement”) is made as of July 18, 2018 (the “Effective Date”) by and between Mueller Water Products, Inc. (the “Company”) and Steven S. Heinrichs (“Executive”). This Agreement sets forth the terms and conditions of Executive’s employment and termination of employment with the Company whenever that occurs.
ARTICLE I.TERMS OF EMPLOYMENT

1.
Prior Agreements. Executive acknowledges and represents that any and all prior understandings or agreements including, without limitation, any agreements set forth in any preliminary offer letters, are terminated and that the only obligations and duties between the Company and Executive with respect to any severance are those expressly set forth in this Agreement and those set forth in the Executive Change-in-Control Severance Agreement between Executive and the Company dated as of the date hereof (the “Change-in-Control Agreement”). Executive represents and warrants that Executive is not a party to any other agreement or obligation for personal services and that there exists no impediment or restraint, contractual or otherwise on Executive’s power, right or ability to accept the Company’s offer of employment and to perform the employment specified in this Agreement.

2.	Employment

a.
The employment of Executive hereunder will commence on a date to be mutually agreed by the parties (the “Commencement Date”), which is expected to be August 8, 2018 (and no later than August 20, 2018). Executive will serve as Executive Vice President, General Counsel, Chief Compliance Officer and Secretary, and will report to the Chief Executive Officer of the Company. Executive’s principal place of employment will be the Company’s offices located in Atlanta, Georgia, subject to necessary travel in the ordinary course of Executive’s duties. Executive will have the responsibilities generally consistent for such position in similarly sized public companies and such other additional responsibilities as may be assigned to Executive from time to time by the Company’s Chief Executive Officer. Executive acknowledges that this Agreement contemplates any possible future promotion and any assignment of responsibilities with respect to any affiliate or subsidiary of the Company, which may be made without amendment of this Agreement.

b.
Executive shall devote substantially all of Executive’s working time, attention and energies to the business of the Company and its affiliated entities. With permission of the person to whom Executive reports, Executive may be involved in charitable and professional activities and serve on boards of not-for-profit entities, in each case in accordance with Company policy and in a manner and in organizations that will not adversely affect Executive’s performance or reflect unfavorably on the Company. Executive may not serve on any for-profit board without the prior permission of the Board of Directors of the Company (the “Board”). In no event will Executive be covered by any insurance policies of the Company for service on other boards unless pursuant to a specific written endorsement approved by the Chief Executive Officer of the Company and obtained by Executive.

3.	Compensation and Benefits

a.
Executive’s annual base salary (“Salary”) will be $415,000 per year, payable in substantially equal installments in accordance with the Company’s payroll procedures. Executive’s Salary and job performance will be reviewed at least once per year consistent with the practices of the Company.

b.
Executive will be entitled to participate in the Company’s management incentive bonus plan, as in effect from time to time and as approved by the Compensation and Human Resources Committee (the “Compensation Committee”) of the Board. Executive’s initial target annual bonus for 2018 will be 60% of Executive’s Salary in effect for such year (“Target Bonus”). Actual annual bonus (the “Bonus”) may range from 0% to 200% of Target Bonus and will be determined based upon corporate and/or individual performance factors established by the Compensation Committee. Target Bonus ranges, target and performance goals may be changed in accordance with the applicable plan and without amendment of this Agreement. Executive must be employed on the date the Bonus is paid with respect to any fiscal year to be eligible to receive the Bonus for such fiscal year. For Fiscal Year 2018, Executive’s Bonus will be awarded on a pro-rata basis for the period of time employed, based on actual results and the existing and to be agreed upon targets.

c.
Executive will be eligible to participate in the Company’s long term incentive program consistent with its application to executives generally at the level of responsibility held and with the terms of such program, as in effect from time to time. In fiscal year 2019, the target value of Executive’s long-term incentive opportunity shall be equal to $475,000. Equity awards will be granted and priced at the time the Company normally distributes its grants to executives using a modified Black-Scholes valuation or any other appropriate valuation method, as determined by the Compensation Committee. Targets are market-based, are established by the Compensation Committee, and may change from time to time. All targets established and equity awards granted are at the discretion of the Compensation Committee.

d.
Executive will be eligible to participate in any pension, profit sharing, health or welfare benefit program generally made available by the Company to similarly situated executive employees, as in effect from time to time in accordance with the terms of such plans, including, without limitation:

i.	Any life and group health (medical, dental, etc.) benefit programs generally applicable to executives in the location in which Executive is primarily based.

ii.	Any tax qualified retirement plan generally applicable to salaried employees in the location in which Executive is primarily based.

iii.	The Company’s Employee Stock Purchase Plan generally applicable to salaried employees in the location in which Executive is primarily based.

iv.	Four weeks of annual vacation to be used in accordance with the Company’s vacation policies generally applicable to executives in the location in which Executive is primarily based.

v.
Expense reimbursement for properly documented ordinary and necessary business expenses incurred by Executive in the performance of employment hereunder in accordance with the Company’s expense reimbursement policy.

e.	Executive shall be entitled to a car allowance of $1,500 per month, subject to applicable taxes.

f.
Executive shall be entitled to reimbursement of financial planning expenses in accordance with the Company’s policy for executive financial planning. This shall be equal to $10,000 during the first calendar year of employment and $7,500 in the following calendar year and beyond.

g.	Executive shall be entitled to reimbursement for expenses of an annual physical in accordance with the Company’s policy for executive physical exams, which amount shall be treated as taxable income.

h.
Executive agrees to comply with policies as adopted from time to time by the Board for executives, which includes stock ownership guidelines, which currently require Executive to accumulate three times his Salary in Company stock over a five year period.

i.
On the Commencement Date, Executive will receive an equity grant of restricted stock units with a grant date fair value equal to $500,000 (the “Sign-On RSUs”), which will vest upon the second anniversary of the Commencement Date (the “Vesting Date”) and be paid in the form of stock. The valuation of these grants will be made by the independent compensation consultant to the Compensation Committee. If Executive leaves the Company prior to the Vesting Date, any unvested restricted stock units will be automatically forfeited. All equity awards are granted at the discretion of the Compensation Committee.

j.
Executive shall receive a sign-on bonus of $275,000, payable at the time annual bonus payments are made by the Company with respect to 2018. In the event Executive voluntarily terminates employment prior to the first anniversary of the Commencement Date, Executive will repay the full amount of the sign-on bonus to the Company within 30 days of Executive’s date of termination.

The reimbursement of expenses during a year will not affect the expenses eligible for reimbursement in any other year. With respect to reimbursement of expenses, in no event shall any expense be reimbursed after the last day of the year following the year in which the expense was incurred. This provision has no effect on the policies of the Company with respect to expense reimbursement.

4.
Termination of Employment for Death; By the Company for Cause or Disability; By Executive’s Resignation Other than for Good Reason. Executive’s employment automatically terminates upon Executive’s death. The Company may terminate Executive’s employment on account of Disability or for Cause. Executive may terminate his employment for other than Good Reason (as defined below in Article I, Section 6(b)) upon not less than 15 business days prior written notice to the Company. Upon termination of employment for any of the foregoing reasons, Executive will be entitled to accrued and unpaid Salary through the date of termination of employment, and other benefits in accordance with the terms of the Company’s retirement, insurance, and other applicable plans and programs then in effect. In addition, in the event that the Company elects to terminate Executive’s employment on account of Disability, Executive will also be entitled to an immediate full vesting and lapse of all restrictions on the Sign-On RSUs. The preceding sentence shall override any conflicting language contained in any applicable award agreement.

a.
For purposes of this Agreement, “Disability” occurs if Executive has been physically or mentally incapacitated so as to render Executive incapable of performing the essential functions of any substantial gainful activity, or Executive has received income replacement benefits under a Company plan for at least three months, and, in either instance, that incapacity is expected to result in death or to last for a continuous period of at least 12 months. Executive’s receipt of disability benefits under the Company’s long-term disability plan or receipt of Social Security disability benefits will be deemed conclusive evidence of Disability for purposes of this Agreement.

b.
For purposes of this Agreement, the term “Cause” shall be determined solely by the Compensation Committee exercising good faith and reasonable judgment, and shall mean the occurrence of any one or more of the following:

i.	Executive’s conviction or guilty plea of a felony or conviction or guilty plea of any crime involving fraud or dishonesty;

ii.	Executive’s theft or embezzlement of property from the Company;

iii.
Executive’s willful and continued refusal to perform the duties of his position in all material respects (other than any such failure resulting from Executive’s incapacity due to physical or mental illness), that continues for more than 15 business days after the Company gives Executive written notice of the failure, specifying what duties Executive failed to perform and an opportunity to cure;

iv.	Executive’s fraudulent preparation of financial information with respect to the Company;

v.
Executive’s willful engagement in conduct that is demonstrably and materially injurious to the Company, monetarily or otherwise, provided that no act or failure to act on Executive’s part shall be deemed “willful” unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that the action or omission was in the best interests of the Company; or

vi.
Executive’s willful violation of material Company policies or procedures, including, but not limited to, the Company’s Code of Business Conduct and Ethics and Compliance Program (or any successor policy) then in effect.

5.
Involuntary Termination of Employment by the Company. If the Company involuntarily terminates the employment of Executive other than as set forth in Section 4 above, Executive will be entitled to the benefits set forth below.

“Severance Benefits” consist of:

i.
Lump sum payment of accrued and unpaid Salary through the date of termination of employment and other accrued benefits, paid on the same basis as paid upon any voluntary termination of employment. Such lump sum amount will be paid in accordance with the Company’s normal payroll procedures.

ii.
Notwithstanding any contrary provisions in any incentive bonus plan or in Section 3(b) of this Article I, Executive will be paid an annual bonus for the fiscal year in which the termination of employment occurs determined and paid in the same manner as for all other executive participants in the Company’s annual bonus program, except that the bonus will be prorated for the portion of the fiscal year during which Executive was actively employed and will be paid within 75 days following the end of such fiscal year.

iii.
An amount equal to 262.5% of Executive’s current rate of Salary (the “Base Amount”). Payment of the Base Amount shall be made in substantially equal monthly installments over 18 months from the date of Executive’s separation from service (within the meaning of Section 409A of the Code). The first such installment shall be paid within 60 days following Executive’s separation from service and subsequent installments shall be paid on the last business day of each succeeding month; provided, however, that Executive’s entitlement to each such installment shall be contingent upon execution (and non-revocation) by Executive of the release under Article III, Section 2.

iv.	An immediate full vesting and lapse of all restrictions on the Sign-On RSUs. This provision shall override any conflicting language contained in any applicable award agreement.

v.
To the extent provided by federal COBRA law, and the Company’s group health insurance plan as in effect from time to time, Executive will be eligible to continue Executive’s group health insurance benefits for Executive and Executive’s eligible dependents at Executive’s own expense. Such coverage shall be subject to Executive’s timely election of COBRA continuation coverage, the timely payment of all required premiums, and the satisfaction of all other applicable requirements as in effect from time to time.

vi.
Executive will continue group life insurance coverage for a period of 18 months following the date of termination of employment on the same terms and conditions as prior to the termination of employment.

vii.
Notwithstanding anything to the contrary herein, if Executive is a “specified employee” under Section 409A of the Code, then any payment(s) to Executive described in this Agreement that (A) constitute “deferred compensation” to an Executive under Section 409A of the Code; (B) are not exempt from Section 409A of the Code; and (C) are otherwise payable within six months after Executive’s separation from service (within the meaning of Section 409A of the Code) shall instead be made on the date six months and one day after such separation from service, and such payment(s) shall be increased by an amount equal to interest on each such payment(s) at a rate of interest equal to the Federal Funds Rate in effect as of the date of termination of employment from the date on which such payment(s) would have been made in the absence of this provision and the payment date described in this sentence. The Federal Funds Rate shall mean the “Federal Funds Rate” as published by The Wall Street Journal on the date prior to the calculation of any interest under this Agreement.

viii.
The Company will cover Executive’s reasonable and documented expenses related to outplacement services, the cost and duration of which shall be determined by the Company in its sole discretion; provided, however, the outplacement assistance is intended to be exempt from Section 409A of the Code under the exemption in Treas. Reg. § 1.409A-1(b)(9)(v)(A) and, thus, (i) the services will be limited as necessary to be “reasonable” under Section 409A of the Code, (ii) the services shall be provided by no later than the last day of the second calendar year following the year in which Executive's date of termination of employment occurs, and (iii) no related payments will be paid beyond the third calendar year after the year in which Executive’s termination of employment occurs.

6.
Termination by Executive for Good Reason. If Executive terminates his employment for Good Reason, Executive will be entitled to the same benefits as if employment had been terminated involuntarily under Article I, Section 5. Any benefits provided under this section are conditioned on Executive satisfying the Good Reason requirements set forth below in this Section 6 and meeting the requirements for a satisfactory release as set forth in Article III, Section 2.

For purposes of this Agreement, “Good Reason” means, without Executive’s express written consent, the occurrence of any one or more of the following:

i.	An action by the Company resulting in a material diminution in Executive’s authority, duties, or responsibilities;

ii.	The Company’s relocation of Executive’s principal place of employment to a location outside a 50-mile radius of Atlanta, Georgia; or

iii.	A material reduction in Executive’s annual rate of Salary stated in Section 3(a), or as the same may be increased from time to time;
provided, however, that none of the events described in this sentence will constitute Good Reason unless and until (v) Executive reasonably determines in good faith that a Good Reason condition has occurred, (w) Executive first notifies the Company in writing describing in reasonable detail the condition which constitutes Good Reason within 30 days of its occurrence, (x) the Company fails to cure such condition within 30 days after the Company’s receipt of such written notice, and Executive has cooperated in good faith with the Company’s efforts to cure such condition, (y) notwithstanding such efforts, the Good Reason condition continues to exist, and (z) Executive terminates his employment within 30 days after the end of such 30-day cure period. If the Company cures the Good Reason condition during such cure period, Executive’s alleged Good Reason condition will be deemed to have not occurred.

7.
Clawback. Notwithstanding anything herein to the contrary and only to the extent required by law, if the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under applicable securities laws or regulations of any stock exchange, then Executive agrees to reimburse the Company for (a) any bonus or other incentive-based or equity-based compensation received by Executive from the Company during the 12-month period following the first public issuance or filing with the Securities and Exchange Commission (whichever first occurs) of the document(s) embodying such financial reporting requirement and (b) any profits realized from the sale of securities of the Company during such 12-month period. The Compensation Committee shall have the exclusive authority to interpret and enforce this provision.

8.
Taxes. The Company shall withhold from any amounts payable under this Agreement all federal, state, city, or other taxes as legally shall be required. The Company does not guarantee any particular tax treatment or outcome for Executive.

9.	Compliance with Section 409A of the Code

a.
Executive’s right to receive any installment payments will be treated as a right to receive a series of separate and distinct payments. In no event may Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement, to the extent such payment is subject to Section 409A of the Code.

b.
Any reimbursements and in-kind benefits provided under this Agreement that constitute deferred compensation within the meaning of Section 409A of the Code will be made or provided in accordance with the requirements of Section 409A of the Code, including, without limitation, that (i) in no event will any fees, expenses or other amounts eligible to be reimbursed by the Company under this Agreement be paid later than the last day of the calendar year next following the calendar year in which the applicable fees, expenses or other amounts were incurred; (ii) the amount of expenses eligible for reimbursement, or in-kind benefits that the Company is obligated to pay or provide, in any given calendar year will not affect the expenses that the Company is obligated to reimburse, or the in-kind benefits that the Company is obligated to pay or provide, in any other calendar year, provided that the foregoing clause (ii) will not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect; (iii) Executive’s right to have the Company pay or provide such reimbursements and in-kind benefits may not be liquidated or exchanged for any other benefit; and (iv) in no event will the Company’s obligations to make such reimbursements or to provide such in-kind benefits apply later than Executive’s remaining lifetime.

c.
It is the intention of the Company and Executive that this Agreement not result in unfavorable tax consequences to Executive under Section 409A of the Code. Accordingly, Executive consents to any amendment of this Agreement as the Company may reasonably make in furtherance of such intention, and the Company shall promptly provide, or make available to, Executive a copy of such amendment. Any such amendments shall be made in a manner that preserves to the maximum extent possible the intended benefits to Executive. This Section 9(c) does not create an obligation on the part of the Company to modify this Agreement and does not guarantee that the amounts or benefits owed under this Agreement will not be subject to interest and penalties under Section 409A of the Code.

d.	All references to “Code” in this Agreement will mean the Internal Revenue Code of 1986, as amended, and the regulations and guidance published thereunder.

ARTICLE II.    POST EMPLOYMENT OBLIGATIONS AND RESTRICTIONS

1.	Noncompetition. Executive agrees as follows:

a.
Executive will not perform Competitive Services, directly or indirectly, for any person, entity, business, or enterprise in the United States (the “Territory”) engaged in the business of the Company as being carried on as of the date of termination of Executive’s employment (“Competing Business”) for a period of 12 months following the date of such termination of employment. For purposes of the foregoing restriction, “Competitive Services” means performing services in a senior leadership position for any person, firm, partnership, corporation, limited liability company, or other entity that manufactures water infrastructure or pipe-related products for use in non-residential construction and duties substantially similar to those duties Executive will perform for the Company under this Agreement or, in the case of managerial or executive duties, managerial or executive duties for a Competing Business.

b.	Executive acknowledges and agrees that:

i.
Executive is familiar with the business of the Company and the commercial and competitive nature of the industry and recognizes that the value of the Company’s business would be injured if Executive performed Competitive Services for a Competing Business;

ii.	The restrictive covenants contained in this Agreement are essential to the continued good will and profitability of the Company;

iii.
In the course of employment with the Company, Executive will become familiar with the trade secrets and other Confidential Information (as defined below) of the Company and its subsidiaries, affiliates, and related entities, and that Executive’s services will be of special, unique, and extraordinary value to the Company; and

iv.
Executive’s skills and abilities enable Executive to seek and obtain similar employment in a business other than a Competing Business, and Executive possesses other skills that will serve as the basis for employment opportunities that are not prohibited by this Agreement. When Executive’s employment with the Company terminates, Executive expects to be able to earn a livelihood without violating the terms of this Agreement.

2.
Nonsolicitation of Employees and Contractors. During the term of Executive’s employment with the Company and for a period of 12 months following the date of termination of Executive’s employment with the Company for any reason whatsoever, Executive shall not, either on his own account or for any person, firm, partnership, corporation, limited liability company, or other entity; (a) solicit any employee of the Company to leave his or her employment with the Company (or any of its affiliates); (b) induce or attempt to induce any such employee to breach his or her employment arrangements with the Company (or any of its affiliates) or (c) induce or attempt to induce any independent contractors to leave or terminate their relationships with the Company(or any of its affiliates).

3.
Nonsolicitation of Customers. During the term of Executive’s employment with the Company and for a period of two years following the date of termination of Executive's employment with the Company for any reason whatsoever, Executive shall not, directly or indirectly, solicit or attempt to solicit any current customer of the Company or any of its affiliates with which Executive had material contact during his employment with the Company: (a) to cease doing business in whole or in part with or through the Company or any of its affiliates; or (b) to do business with any other person, firm, partnership, corporation, limited liability company, or other entity which performs services competitive to those provided by the Company or any of its affiliates. The foregoing restriction on post-employment conduct shall apply only to solicitation for the purpose of selling or offering products or services that are similar to or which compete with those products or services offered by the Company (or any of its affiliates) during the period of Executive’s employment. For purposes of this

Article II, Section 3, “material contact” shall be defined as any communication intended or expected to develop or further a business relationship and customers about which Executive learned confidential information as a result of his employment with the Company.

4.
Developments. Executive agrees that all inventions, improvements, trade secrets, reports, manuals, computer programs, systems, tapes and other ideas and materials developed or invented by Executive during the period of Executive’s employment with the Company, either solely or in collaboration with others, which relate to the actual or anticipated business or research of the Company or any of its affiliates, which result from or are suggested by any work Executive may perform, or which result from use of the Company’s premises or the Company’s or its customers’ property (collectively, the “Developments”) shall be the sole and exclusive property of the Company. Executive hereby assigns to the Company Executive’s entire right and interest in any Developments and will hereafter execute any documents in connection therewith that the Company may reasonably request. This Article II, Section 4 does not apply to any inventions that Executive made prior to his employment by the Company, or to any inventions that Executive develops entirely on his own time without using any of the Company’s equipment, supplies, facilities or the Company’s or its customers’ confidential information and which do not relate to the Company’s business, anticipated research and developments or the work Executive has performed for the Company or any of its affiliates.

5.
Non-Disparagement. During the term of Executive’s employment with the Company and thereafter, neither the Company nor Employee shall, directly or indirectly, for himself or on behalf of, or in conjunction with, any person, firm, partnership, corporation, limited liability company, or other entity:

a.
Make any statements or announcements or permit anyone to make any public statements or announcements concerning Executive’s reasons for termination of employment with the Company without Executive’s consent, or

b.	Make any statements that are inflammatory, detrimental, slanderous, or negative in any way to the interests of the Company or its affiliated entities on the one hand, or Executive, on the other hand.
ARTICLE III.    GENERAL PROVISIONS

1.	Confidentiality and Non-Disclosure

a.
Executive acknowledges that, in the course of Executive’s employment, Executive will have access to confidential information, trade secrets, knowledge or data relating to the Company and its businesses, including but not limited to information disclosed to Executive, or known by Executive as a consequence of or through employment with the Company, where such information is not generally known in the trade or industry, and where such information refers or relates in any manner whatsoever to the business activities, processes, services, or products of the Company, or any affiliates (“Confidential Information”).

b.
Confidential Information includes, but is not limited to, business and development plans (whether contemplated, initiated, or completed), mergers and acquisitions, pricing information, business contacts, sources of supply, customer information (including customer lists, customer preferences, and sales history), methods of operation, results of analysis, customer lists (including advertising contacts), business forecasts, financial data, costs, revenues, and similar information.

c.
Confidential Information is to be protected regardless of its format (tangible or intangible); thus, it includes information maintained in electronic form (such as e-mails, computer files, or information on a cell phone, mobile device, or other personal data device). Information that is in the public domain, other than as a result of a breach of this Agreement, shall not constitute Confidential Information.

d.
Executive agrees that during employment with the Company and during the two year period thereafter, Executive will not use or disclose, on Executive’s own behalf or on behalf of any other person or entity, any Confidential Information to employees of the Company or third parties who do not have a need-to-know such Confidential Information; provided, however, that Executive may disclose Confidential Information during employment in the normal course of business.

e.
Executive agrees that the non-disclosure obligation contained in this Article III, Section 1 shall extend longer than two years after termination of employment with respect to any materials or information that constitutes a trade secret of the Company under applicable law, for the full period of time in which such materials or information remain a trade secret, if longer than two years.

f.	Executive agrees to take all reasonable precautions to safeguard and prevent disclosure of Confidential Information to unauthorized persons or entities.

2.
Release. As a condition of receiving any severance payments under this Agreement, Executive must sign and not revoke, within 60 days following the date of Executive’s termination of employment, a written release of all claims against the Company and its affiliates, directors, officers, employees and related entities including, without limitation, claims relating to employment discrimination of any kind, wage payment, breach of contract, claims for workers compensation, unemployment, disability and severance claims that Executive has or may have at the termination of employment. In addition, Executive will agree not to sue the Company or any other entities or persons released. If such a general release described in the immediately preceding sentence has not been executed and delivered and become irrevocable on or before the end of such 60-day period, no severance payments will be or become payable under this Agreement.

3.
Intellectual Property. Executive agrees that Executive has no right to use, for the benefit of Executive or anyone other than the Company, any of the copyrights, trademarks, service marks, patents, and inventions of the Company.

4.
Return of Property. Executive agrees that upon termination of employment or, prior to such termination at the request of the Company, Executive shall return to the Company all documents, copies, recordings of any kind, papers, computer records, and other material in Executive’s possession or under Executive’s control which may contain or be derived from Confidential Information, together with all other documents, notes, other work product, and other material and property belonging or relating to the Company, and any tangible Company property, including any computer equipment, cell phone, mobile device, pager, or other electronic personal data device, keys and security passcards. Executive will not copy or delete any information on such property prior to the return of Company property.

5.
Injunctive Relief. Executive and the Company recognize that the services to be rendered by Executive hereunder are of a special, unique, unusual, and extraordinary character having a peculiar value, the loss of which will cause the Company immediate and irreparable harm which cannot be adequately compensated in damages. Executive and the Company further recognize that disclosure of any Confidential Information or breach of the provisions of this Agreement will give rise to immediate and irreparable injury to the Company that is inadequately compensable in damages. In the event of a breach or threatened breach of this Agreement, Executive agrees and consents that the Company shall be entitled to injunctive relief, both preliminary and permanent, without bond, and Executive will not raise the defense that the Company has an adequate remedy at law. In addition, the Company shall be entitled to any other legal or equitable remedies as may be available under law. The remedies provided in this Agreement shall be deemed cumulative and the exercise of one shall not preclude the exercise of any other remedy at law or in equity for the same event or any other event.

6.	Successors

a.
The Company shall require any successor (whether direct or indirect, by purchase, merger, reorganization, consolidation, acquisition of property or stock, liquidation, or otherwise) of all or a significant portion of the assets of the Company by agreement, in form and substance satisfactory to Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. Regardless of whether such agreement is executed, this Agreement shall be binding upon any successor in accordance with the operation of law and such successor shall be deemed the “Company” for purposes of this Agreement.

b.
This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If Executive dies while any amount would still be payable to Executive hereunder had Executive continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee, or other designee, or if there is no such designee, to Executive’s estate.

7.	Protected Rights

a.
Notwithstanding any other provision of this Agreement, nothing contained in this Agreement limits Executive’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (collectively, “Government Agencies”), or prevents Executive from providing truthful information in response to a lawfully issued subpoena or court order. Further, this Agreement does not limit Executive’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company.

b.
Executive is hereby notified that under the Defend Trade Secrets Act: (i) no individual will be held criminally or civilly liable under federal or state trade secret law for disclosure of a trade secret (as defined in the Economic Espionage Act) that is: (A) made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and made solely for the purpose of reporting or investigating a suspected violation of law; or, (B) made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public; and (ii) an individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except as permitted by court order.

8.	Miscellaneous

a.
Employment Status. This Agreement is not, and nothing herein shall be deemed to create, an employment contract between Executive and the Company or any of its subsidiaries. Executive understands and agrees that Executive’s employment with the Company is at-will, which means that either Executive or Company may, subject to the terms of this Agreement terminate this Agreement at any time with or without cause and with or without notice. Executive acknowledges that the rights of the Company remain wholly intact to change or reduce at any time and from time to time his compensation, title, responsibilities, location, and all other aspects of the employment relationship with the Company, or to discharge him (subject to such discharge possibly qualifying Executive for severance under Article I, Section 4 or 5).

b.
Agreement. This Agreement and Executive Change-in-Control Severance Agreement between the Company and Executive dated July 18, 2018 (the “Change in Control Agreement”) contain the entire understanding of the Company and Executive with respect to the subject matter hereof and supersede all prior agreements, understandings, negotiations, representations and statements, whether oral, written, implied or expressed, relating to such subject matter. If severance benefits would be payable hereunder, and under any other Company-related severance plan, program, or award, and the Change in Control Agreement, the severance benefits payable under the Change in Control Agreement will be paid pursuant to the terms thereof, and any other severance benefits provided under this Agreement or any such other plan, program or award will be forfeited. For the avoidance of doubt, the intent of the parties is to avoid duplicative or double meaning in the event Executive is a party to multiple agreements that may be applicable in the event severance benefits become payable pursuant to a “Change in Control” as defined in the Change in Control Agreement.

c.
Notices. All notices, requests, demands, and other communications hereunder shall be sufficient if in writing and shall be deemed to have been duly given if delivered by hand or if sent by registered or certified mail to Executive at the last address he filed in writing with the Company or, in the case of the Company, at its principal office.

d.
Execution in Counterparts. This Agreement may be executed by the parties hereto in counterparts, each of which shall be deemed to be original, but all such counterparts shall constitute one and the same instrument, and all signatures need not appear on any one counterpart.

e.
Severability. In the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Agreement, and the Agreement shall be construed and enforced as if the illegal or invalid provision had not been included. Further, the captions of this Agreement are not part of the provisions hereof and shall have no force and effect. Notwithstanding any other provisions of this Agreement to the contrary, the Company shall have no obligation to make any payment to Executive hereunder to the extent, but only to the extent, that such payment is prohibited by the terms of any final order of a federal or state court or regulatory agency of competent jurisdiction; provided, however, that such an order shall not affect, impair, or invalidate any provision of this Agreement not expressly subject to such order.

f.
Modification. No provision of this Agreement may be modified, waived, or discharged unless such modification, waiver, or discharge is agreed to in writing and signed by Executive and by a member of the Board, as applicable, or by the respective parties’ legal representatives or successors, except as provided in Article I, Section 9(c).

g.
Applicable Law. To the extent not preempted by the laws of the United States, the laws of the State of Georgia shall be the controlling law in all matters relating to this Agreement without giving effect to principles of conflicts of laws.

h.
Consent to Forum. Executive expressly consents and submits that the exclusive jurisdiction for any controversy, dispute, or claim between the parties arising out of or relating to this Agreement or Executive’s employment with the Company that are not required to be submitted to arbitration pursuant to Article IV of this Agreement (such as claims for injunctive or equitable relief described in Article III, Section 5) shall be the courts in the State of Georgia. Executive expressly consents to the exercise of personal jurisdiction over Executive by the courts in the State of Georgia. Executive hereby waives, to the fullest extent permitted by applicable law, any objection or defense that a Georgia court does not have personal jurisdiction over Executive, is an improper venue, or constitutes an inconvenient forum.

i.
Indemnification. During the term of this Agreement and thereafter, the Company shall indemnify Executive and hold Executive harmless from and against any claim, loss or cause of action arising from or out of Executive’s performance as an officer, director or employee of the Company or any of its subsidiaries or other affiliates or in any other capacity, including any fiduciary capacity, in which Executive serves at the Company’s request, in each case to the maximum extent permitted by law and under the Company’s Certificate of Incorporation and Bylaws.
ARTICLE IV.    DISPUTE RESOLUTION; MUTUAL AGREEMENT TO ARBITRATE

1.
Executive and the Company agree that, except as otherwise provided in this Agreement, final and binding arbitration shall be the exclusive remedy for any controversy, dispute, or claim arising out of or relating to this Agreement or Executive’s employment with the Company, including Executive’s hire, treatment in the workplace, or termination of employment. For example, if Executive’s employment with the Company is terminated and he contends that the termination violates any statute, contract or public policy, then Executive will submit the matter to arbitration for resolution, in lieu of any court or jury trial to which Executive would otherwise might be entitled.

2.
This Article covers all common‑law and statutory claims, including, but not limited to, any claim for breach of contract (including this Agreement) and for violation of laws forbidding discrimination on the basis of race, sex, color, religion, age, national origin, disability, or any other basis covered by applicable federal, state, or local law, and includes claims against the Company and/or any parents, affiliates, owners, officers, directors, employees, agents, general partners or limited partners of the Company, to the extent such claims involve, in any way, this Agreement or Executive’s employment with the Company. This Article covers all judicial claims that could be brought by either party to this Agreement, but does not cover administrative claims for workers’ compensation or unemployment compensation benefits or the filing of charges with government agencies that prohibit waiver of the right to file a charge, and does not preclude either party to the Agreement from seeking emergency injunctive relief as provided for in Article III, Section 5.

3.
The arbitration shall be governed by JAMS Employment Arbitration Rules and Procedure except as modified herein. If a party chooses to have the arbitration proceeding administered by a third party, then the arbitration shall be administered by JAMS. If a party chooses to have the arbitration administered by JAMS, then the arbitration will “commence” in accordance with the JAMS Employment Arbitration Rules and Procedure. If a party chooses to have this matter arbitrated privately, then the arbitration will be deemed to “commence” on the date that the party, pursuant to Article III, Section 7(c), provides a demand for arbitration and notice of claims and remedies sought outlining the facts relied upon, legal theories, and statement of claimed relief (“Demand”). The responding party shall serve a response to the claims and any counterclaims within 15 business days from the date of receipt of the Demand.

4.	Any arbitration shall be held in Atlanta, Georgia (unless the parties mutually agree in writing to another location within the United States) within 120 days of the commencement of the arbitration.

5.
The arbitration shall take place before a single arbitrator to be appointed by mutual agreement of counsel for each party or, if counsel cannot agree, then pursuant to the procedures set forth by JAMS. The parties may not have any ex parte communications with the arbitrator.

6.	The arbitrator may award any relief otherwise available to the parties by law or equity.

7.	The parties will be limited to two depositions per side, and limited written discovery as may be required by the arbitrator, not to exceed that allowed under the Federal Rules of Civil Procedure.

1.
Any hearing shall be completed within 120 days of the date of commencement of the arbitration, as the term “commencement” is defined by JAMS. The arbitrator shall issue its award within 30 days of the last hearing day.

2.
Unless Executive objects, the Company will pay the arbitrator’s fees. Each party shall pay its own costs and attorneys’ fees, if any, unless the arbitrator rules otherwise. A court may enter judgment upon the arbitrator’s award, either by confirming the award, or vacating, modifying or correcting the award, on any ground referred to in the Federal Arbitration Act, or where the findings of fact are not supported by substantial evidence, or where the conclusions of law are erroneous.

3.
The provisions of this Article are severable, meaning that if any provision in this Article IV is determined to be unenforceable and cannot be reformed under applicable law, the remaining provisions shall remain in full effect, provided however, that any amendment of an unenforceable provision shall only be to the extent necessary and shall preserve the intent of the parties hereto. It is agreed and understood that the scope of this Article, including questions of arbitrability of any dispute, shall be determined by the arbitrator.

4.
Executive acknowledges that prior to accepting the provisions of this Article IV and signing this Agreement, Executive has been given an opportunity to consult with an attorney and to review the JAMS Employment Arbitration Rules and Procedure that would govern the dispute resolution process under this Article. In signing this Agreement, the parties acknowledge that the right to a court trial and trial by jury is of value, and knowingly and voluntarily waive such right for any dispute subject to the terms of this Article.

Initials: Steven S. Heinrichs              SSH
Mueller Water Products, Inc.       SH
Remainder of Page Intentionally Left Blank

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

STEVEN S. HEINRICHS		MUELLER WATER PRODUCTS, INC.
By:	/s/ STEVEN S. HEINRICHS	By:	/s/ J. SCOTT HALL
	Steven S. Heinrichs		J. Scott Hall President and Chief Executive Officer